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                                                                   Exhibit 10.22

                                    FORM OF
                            SECOND AMENDMENT TO THE
                          BOSTON SCIENTIFIC CORPORATION
                      GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN


Section 6 of the Boston Scientific Corporation Global Employee Stock Ownership Plan shall be deleted in its entirety and replaced with the following:

6. SHARES OF STOCK SUBJECT TO THE PLAN. No more than an aggregate of 7,500,000 share of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury or shares of Stock purchased on the open market by the Company for issuance under this Plan. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 8.9, the number and kind of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.